EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Aeropostale, Inc. and subsidiaries and the effectiveness of Aeropostale, Inc.’s internal control over financial reporting dated April 4, 2014, appearing in the Annual Report on Form 10-K of Aeropostale, Inc. for the fiscal year ended February 1, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 8, 2014